EXHIBIT 12.1


                               PRIME RETAIL, INC.

                 EXHIBIT 12.1: COMPUTATION OF RATIO OF EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

              (AMOUNTS IN THOUSANDS, EXCEPT FOR RATIO INFORMATION)

                                                PRIME RETAIL, INC.                               THE PREDECESSOR
                               ---------------------------------------------  ------------------------------------------------------
                                NINE MONTHS ENDED                PERIOD FROM   PERIOD FROM
                                  SEPTEMBER 30,    YEAR  ENDED   MARCH 22 TO   MARCH 21 TO  YEAR  ENDED   YEAR  ENDED   YEAR  ENDED
                               ------------------- DECEMBER 31,  DECEMBER 31,  JANUARY 21,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                 1996       1995       1995          1994         1994         1993          1992          1991
                               ---------  --------- ----------   -----------  ------------  -----------   ------------  ------------
Income (loss) before
  minority interests           $  3,282    $  9,437  $ 12,806     $  9,454      $(2,408)     $(3,873)     $ (7,057)      $ (4,577)
Interest incurred                18,690      16,263    22,394        8,491        2,585        9,277         9,373          8,130
Amortization of capitalized
  interest                          208         169       222          152           42          161           130             78
Amortization of debt issuance
   costs                          1,971       2,399     3,309        2,160          695          362           192             47
Amortization of interest rate
   protection contracts           1,101         957     1,276          797            -            -             -              -
Less interest earned on interest
   rate protection contracts       (162)       (581)     (721)        (224)           -            -             -              -
Less capitalized interest        (2,256)     (2,198)   (2,675)      (1,277)           -         (711)         (573)        (2,829)
                               --------    --------  --------      -------      -------      -------       -------       --------
     Earnings                    22,834      26,446    36,611       19,553          914        5,216         2,065            849
                               --------    --------  --------      -------      -------      -------       -------       --------
Interest incurred               18,690       16,263    22,394        8,491        2,585        9,277         9,373          8,130
Amortization of debt issuance
   costs                         1,971        2,399     3,309        2,160          695          362           192             47
Amortization of interest rate
  protection contracts           1,101          957     1,276          797            -            -             -              -
Preferred stock dividends       11,236       15,708    20,944       16,290            -            -             -              -
                               -------     --------   -------      -------      -------      -------       -------       --------
  Combined Fixed Charges and
    Preferred Stock Dividends   32,998       35,327    47,923       27,738        3,280        9,639         9,565          8,177
                               -------     --------   -------      -------      -------      -------      --------       --------
Excess of Combined Fixed
   Charges and Preferred
   Stock Dividends over
   Earnings                   $(10,164)   $(8,881)   $(11,312)    $(8,185)      $(2,366)    $(4,423)      $ (7,500)      $ (7,328)
                              ========    =======    ========     =======       =======     =======       ========       ========
Ratio of Earnings to
   Combined Fixed Charges
   and Preferred Stock
   Dividends                        -           -          -            -             -          -              -               -
                             ========     =======    =======      =======       =======    =======        =======        ========

                                      -50-